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                                                                                                            EXHIBIT 12


                                              THE LUBRIZOL CORPORATION AND SUBSIDIARIES

                                          Computation of Ratio of Earnings to Fixed Charges

                                         (all amounts except ratios are shown in thousands)




                                                  1996            1995             1994            1993             1992
                                                --------        --------         --------        --------         ------

Pretax income                                   $250,608        $225,574         $251,459        $119,651         $177,144

Deduct earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                                      (48)         (1,384)            (871)         (2,355)               9

Add losses of less than 50%
  owned affiliates included
  in pretax income                                    56           1,808              490          21,063            2,769

Add fixed charges net of
  capitalized interest                            10,955          10,376            3,149           4,154            3,615

Add previously capitalized
  interest amortized during
  period                                             968           1,096              452             272              162
                                                --------        --------         --------        --------         --------

"Earnings"                                      $262,539        $237,470         $254,679        $142,785         $183,699
                                                ========        ========         ========        ========         ========

Gross interest expense
  including capitalized
  interest ("Fixed Charges")                    $ 14,010        $ 14,693         $  6,922        $  6,292         $  4,981

Ratio of earnings to
  fixed charges                                     18.7            16.2             36.8            22.7             36.9

Special adjustments:
--------------------

"Earnings"                                      $262,539        $237,470         $254,679        $142,785

Plus asset impairment
  and special charges                                              9,489                           86,303

Less gains on investments                        (53,280)        (38,459)         (41,235)        (42,443)
                                                --------        --------         --------        --------

Adjusted "Earnings"                             $209,259        $208,500         $213,444        $186,645
                                                ========        ========         ========        ========

Ratio of adjusted earnings
  to fixed charges                                  14.9            14.2             30.8            29.7

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